                         AGREEMENT AND PLAN OF MERGER

                                    Among

                      INTEGRA LIFESCIENCES CORPORATION,

                         RC ACQUISITION CORPORATION,

                               GWC HEALTH, INC.

                                     and

                             RYSTAN COMPANY, INC.

                        Dated as of September 28, 1998

                              TABLE OF CONTENTS

                                                                     Page

Preamble...............................................................1
Recitals...............................................................1

ARTICLE I  DEFINITIONS

   SECTION 1.01.  Certain Definitions                                  2
   SECTION 1.02.  Other Defined Terms                                  3
   SECTION 1.03.  Accounting Terms                                     5
   SECTION 1.04.  Singular or Plural                                   5

ARTICLE II  THE MERGER

   SECTION 2.01.  The Merger                                           5
   SECTION 2.02.  Merger Consideration                                 5
   SECTION 2.03.  Closing; Effective Time; Delivery                    5
   SECTION 2.04.  Certain Effects of the Merger                        6
   SECTION 2.05.  Conversion of Securities                             6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF GWC

   SECTION 3.01.  Organization and Qualification; Subsidiaries         7
   SECTION 3.02.  Articles of Incorporation; By-laws                   7

   SECTION 3.03.  Capitalization                                       8
   SECTION 3.04.  Authority; Due Execution                             8
   SECTION 3.05.  No Violations                                        9
   SECTION 3.06.  Compliance with Laws; Permits                        9
   SECTION 3.07.  Financial Statements                                10
   SECTION 3.08.  Absence of Undisclosed Liabilities                  10
   SECTION 3.09.  Absence of Changes or Events                        10
   SECTION 3.10.  Litigation                                          10
   SECTION 3.11.  Material Contracts                                  11
   SECTION 3.12.  Employment and Labor Matters                        11
   SECTION 3.13.  Employee Benefit Plans; ERISA                       11
   SECTION 3.14.  Intellectual Property Rights                        13
   SECTION 3.15.  Tax Matters                                         14
   SECTION 3.16.  Environmental Matters                               14
   SECTION 3.17.  Finders or Brokers                                  16
   SECTION 3.18.  Title to Property                                   16

                                                                     Page


   SECTION 3.19.  Inventory                                           16
   SECTION 3.20.  Investment Intent                                   16
   SECTION 3.21.  Investment Experience                               17
   SECTION 3.22.  Restricted Securities; Certain Acknowledgments      17
   SECTION 3.23.  Insurance                                           17
   SECTION 3.24.  Customers and Suppliers; Warranties                 18
   SECTION 3.25.  Certain Disclosure                                  18

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF INTEGRA

   SECTION 4.01.  Organization                                        18
   SECTION 4.02.  Capitalization                                      18
   SECTION 4.03.  Authority; Due Execution                            19
   SECTION 4.04.  Integra Securities                                  20
   SECTION 4.05.  No Violations                                       20
   SECTION 4.06.  SEC Filings                                         20
   SECTION 4.07.  Litigation                                          21
   SECTION 4.08.  Finders or Brokers                                  21
   SECTION 4.09.  Certain Acknowledgments                             21
   SECTION 4.10.  Absence of Changes or Events                        21

ARTICLE V  COVENANTS

   SECTION 5.01.  Further Assurances                                  22
   SECTION 5.02.  Public Announcements                                22
   SECTION 5.03.  Employees and Employee Benefits                     22
   SECTION 5.04.  Certain Restrictive Covenants                       24
   SECTION 5.05.  Costs and Expenses                                  24
   SECTION 5.06.  Consulting Arrangement                              25
   SECTION 5.07.  Packaging                                           25

ARTICLE VI  INDEMNIFICATION

   SECTION 6.01.  Survival                                            25
   SECTION 6.02.  Indemnification by GWC                              25
   SECTION 6.03.  Indemnification by Integra                          26
   SECTION 6.04.  Procedure                                           26
   SECTION 6.05.  Measurement of Damages                              27
   SECTION 6.06.  Investigations                                      27
   SECTION 6.07.  Sole Remedy                                         27

                                                                     Page


ARTICLE VII  TAX MATTERS

   SECTION 7.01.  Tax Indemnification by GWC                          27
   SECTION 7.02.  Tax Indemnification by Integra                      27
   SECTION 7.03.  Allocation of Certain Taxes                         28
   SECTION 7.04.  Filing Responsibility                               28
   SECTION 7.05.  Refunds and Carrybacks                              28
   SECTION 7.06.  Cooperation and Exchange of Information             28
   SECTION 7.07.  Closing Date Balance Sheet                          28

ARTICLE VIII  MISCELLANEOUS

   SECTION 8.01.  Amendment and Modification                          29
   SECTION 8.02.  Waiver of Compliance; Consents                      29

   SECTION 8.03.  Tax Opinion                                         29
   SECTION 8.04.  Notices                                             29

   SECTION 8.05.  Assignment; Third Party Beneficiaries               30
   SECTION 8.06.  Governing Law                                       31

   SECTION 8.07.  Severability                                        31
   SECTION 8.08.  Interpretation                                      31
   SECTION 8.09.  Entire Agreement                                    31
   SECTION 8.10.  Counterparts                                        31


EXHIBITS

Exhibit A            -     Form of Registration Rights Agreement
Exhibit B            -     Form of Lease
Exhibit C            -     Forms of Integra Warrants
Exhibit D            -     Form of Secretary's Certificate

                                                           Page


SCHEDULES

Section 3.01                                 Organization and Qualification
Section 3.02                                 Articles of Incorporation; Bylaws
Section 3.05                                 No Violations
Section 3.06                                 Compliance with Laws; Permits
Section 3.07                                  Financial Statements
Section 3.08                                 Absence of Undisclosed Liabilities
Section 3.09                                 Absence of Changes or Events
Section 3.10                                 Litigation
Section 3.11                                 Material Contracts
Section 3.12                                 Employment and Labor Matters
Section 3.13                                 Employee Benefit Plans; ERISA
Section 3.14                                 Intellectual Property Rights
Section 3.15                                 Tax Matters
Section 3.18                                 Title to Property
Section 3.19                                 Inventory
Section 3.23                                 Insurance
Section 3.24                                 Customers & Suppliers

                         AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of September 28, 1998 (this "Agreement") among Integra LifeSciences Corporation, a Delaware corporation ("Integra"), RC Acquisition Corporation, a New Jersey corporation ("Merger Sub"), GWC Health, Inc., a New Jersey corporation ("GWC"), and Rystan Company, Inc., a New Jersey corporation ("Rystan").

         WHEREAS, Integra is the record and beneficial owner of all of the issued and outstanding shares (the "Merger Sub Shares") of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock");

         WHEREAS, GWC is the record and beneficial owner of all of the issued and outstanding shares (the "Rystan Shares") of common stock, without nominal or par value, of Rystan (the "Rystan Common Stock");

         WHEREAS, the parties hereto desire to cause Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of New Jersey ("New Jersey Law"), to merge with and into Rystan (the "Merger");

         WHEREAS, in order to induce GWC to enter into this Agreement, Integra has agreed to execute in favor of GWC a registration rights agreement in the form of Exhibit A (the "Registration Rights Agreement");

         WHEREAS, in order to induce Integra to enter into this Agreement, GWC has agreed to enter into a lease agreement in the form of Exhibit B (the "Lease"); and

         WHEREAS, for United States federal income tax purposes, the parties hereto intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, the parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

         SECTION 1.01. Certain Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

         "affiliate" of a specified person means a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

         "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract, credit arrangement or otherwise.

         "Disclosure Schedule" means the record to be delivered herewith and dated the date hereof containing all lists, descriptions, exceptions and other information and materials as are required to be included therein under this Agreement.

         "Governmental Authority" means any federal, state or local, foreign or supra-national government or governmental, regulatory or administrative authority, agency or commission.

         "GWC's knowledge" means the actual knowledge of any director or officer of GWC or Rystan.

         "Integra's knowledge" means the actual knowledge of any director or officer of Integra or Merger Sub.

         "Integra Material Adverse Effect" means any change in, or effect on, Integra that is materially adverse to the operations, management, business, financial condition, results of operations or assets of Integra.

         "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

         "Property" means the real property located at 47 Center Street, Little Falls, New Jersey, presently owned by GWC and leased to Rystan.

         "Rystan Material Adverse Effect" means any change in, or effect on, Rystan that is materially adverse to the operations, management, business, financial condition, results of operations or assets of Rystan, and shall include, without limitation, any such change in, or effect on, Rystan that results in an Integra Loss in an amount in excess of $35,000.

         "subsidiary" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body.

         SECTION 1.02. Other Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the respective meanings given them in the indicated sections of this Agreement:



Defined Term                                                          Section
------------                                                          -------
1997 Balance Sheet................................................  ss. 3.07
1997 Financial Statements.........................................  ss. 3.07
Agreement.........................................................  Preamble
Articles of Incorporation.........................................  ss. 3.02
By-laws...........................................................  ss. 3.02
Carnrick 401(k) Plan............................................... ss. 5.03(b)
CERCLA............................................................  ss. 3.16(d)
Certificate of Merger.............................................. ss. 2.03(a)
Claim.............................................................  ss. 6.04
Closing...........................................................  ss. 2.03(a)
Closing Date......................................................  ss. 2.03(a)
Closing Date Balance Sheet........................................  ss. 7.07(a)
COBRA.............................................................  ss. 3.13(e)
Code..............................................................  Recitals
CSA...............................................................  ss. 3.06(b)
Effective Time....................................................  ss. 2.03(a)
Employee Benefit Plans............................................  ss. 3.13(a)
Environment Law...................................................  ss. 3.16
Environmental Permit..............................................  ss. 3.16
ERISA.............................................................  ss. 3.13(a)
Exchange Act......................................................  ss. 4.06

Defined Term                                                          Section
------------                                                          -------

FDA...............................................................  ss. 3.06(b)
FDCA..............................................................  ss. 3.06(b)
GWC................................................................ Preamble
GWC Indemnified Party.............................................. ss. 6.03(a)
GWC Losses......................................................... ss. 6.03(a)
Hazardous Material................................................. ss. 3.16
Integra............................................................ Preamble
Integra Common Stock............................................... ss. 2.02
Integra Indemnified Party.......................................... ss. 6.02(a)
Integra Losses..................................................... ss. 6.02(a)
Integra Securities................................................. ss. 2.02
Integra Shares..................................................... ss. 2.02
Integra Warrants................................................... ss. 2.02
Intellectual Property Rights....................................... ss. 3.14
Interim Balance Sheet.............................................. ss. 3.07
ISRA............................................................... ss. 3.16
Layer A............................................................ ss. 6.02(c)
Layer B............................................................ ss. 6.02(c)
Lease.............................................................. Recitals
Liens.............................................................. ss. 3.18
Loss............................................................... ss. 6.04
Material Contracts................................................. ss. 3.12
Merger............................................................. Recitals
Merger Sub......................................................... Preamble
Merger Sub Common Stock............................................ Preamble
Merger Sub Shares.................................................. Recitals
New Jersey Law..................................................... Recitals
PBGC............................................................... ss. 3.13(d)
PDMA............................................................... ss. 3.06(b)
Pension Plans...................................................... ss. 3.13(a)
Permitted Liens.................................................... ss. 3.18
Recipients......................................................... ss. 3.13(g)
Registration Rights Agreement...................................... Recitals
Rystan............................................................. Preamble
Rystan Common Stock................................................ Recitals
Rystan Shares...................................................... Recitals
Rystan's Predecessor............................................... ss. 3.16(a)
SEC Filings........................................................ ss. 4.06
Securities Act..................................................... ss. 3.22(a)

Defined Term                                                          Section
------------                                                          -------

Series A Preferred Stock........................................... ss. 4.02
Surviving Corporation.............................................. ss. 2.01
Surviving Corporation Employees.................................... ss. 5.03(a)
Surviving Corporation Welfare Plans................................ ss. 5.03(c)
Tax................................................................ ss. 3.15
Tax Returns........................................................ ss. 3.15
Transaction Costs.................................................. ss. 5.05
Treas. Reg......................................................... ss. 3.15
Welfare Plans...................................................... ss. 3.13(a)

         SECTION 1.03. Accounting Terms. Accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with United States generally accepted accounting principles.

         SECTION 1.04. Singular or Plural. Any of the defined terms in this Agreement, unless the context otherwise requires, may be used in the singular or the plural, depending on the reference.

                                  ARTICLE II

                                  THE MERGER

         SECTION 2.01. The Merger. On the terms and subject to the conditions set forth herein, and in accordance with the applicable provisions of New Jersey Law, at the Effective Time, Merger Sub shall be merged with and into Rystan. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and Rystan shall be the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 2.02. Merger Consideration. As consideration for the Merger, Integra shall issue to GWC (a) 800,000 shares (the "Integra Shares") of common stock, par value $.01 per share, of Integra (the "Integra Common Stock") and
(b) warrants to purchase an aggregate of 300,000 shares of Integra Common Stock in the forms of Exhibit C (the "Integra Warrants"). The Integra Shares and the Integra Warrants collectively are referred to herein as the "Integra Securities."

         SECTION 2.03.  Closing; Effective Time; Delivery.

                  (a) Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") will be held at 12:00 p.m., New York City time, on the date of signing of this Agreement (the "Closing Date") at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York. On the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of New Jersey, in such form as is required by, and executed in accordance with, the relevant provisions of New Jersey Law. The Merger shall be effective at the time at which the Certificate of Merger is filed with the Secretary of State of the State of New Jersey (the "Effective Time").

                  (b) Delivery. At the Closing, (i) GWC shall deliver to Integra (x) (1) one or more certificates representing all of the Rystan Shares duly endorsed or accompanied by stock powers duly endorsed in blank or (2) an affidavit of loss and indemnity with respect to the Rystan Shares, (y) the Registration Rights Agreement duly executed and (z) the Lease duly executed and (ii) Integra shall deliver to GWC (w) (1) one or more certificates representing the Integra Shares registered in the name of GWC or (2) a letter to Integra's transfer agent irrevocably instructing such transfer agent to issue one or more certificates representing all of the Integra Shares registered in the name of GWC, (x) the Integra Warrants duly executed, (y) the Registration Rights Agreement duly executed and (z) the Lease duly executed. In addition, each of Integra, Merger Sub, GWC and Rystan shall deliver at the Closing a duly executed certificate of its Secretary in the form of Exhibit D.

                  (c) The parties hereto expressly acknowledge that damages alone may be an inadequate remedy for any breach or violation of any of the provisions of this Section 2.03, and that each party, in addition to all other remedies under this Agreement, shall be entitled to seek injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction.

         SECTION 2.04.  Certain Effects of the Merger.

                  (a) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of New Jersey Law.

                  (b) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided by law.

                  (c) At the Effective Time, the By-laws of Surviving Corporation shall be the By-laws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided by law.

                  (d) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

         SECTION 2.05.  Conversion of Securities.

                  (a) Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, each Merger Sub Share shall be converted into and become one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (b) Rystan Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the Rystan Shares shall be converted into the right to receive the Integra Securities and shall be canceled and retired and shall cease to exist, and thereafter GWC shall have no rights with respect to the Rystan Shares except the right to receive the Integra Securities. Upon delivery by GWC of the certificate or certificates representing the Rystan Shares to Integra at the Closing as provided in Section 2.03(b), Integra shall forthwith cancel such certificate or certificates.

                                 ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF GWC

                  GWC hereby represents and warrants to Integra that:

         SECTION 3.01.  Organization and Qualification; Subsidiaries.

                  (a) Each of GWC and Rystan is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. Rystan has the requisite corporate power and authority to own, lease and operate its assets and properties, to perform its obligations, and to carry on its business as it is now being conducted, except where the lack of such power or authority has not had and is not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect. Rystan is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had and are not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect.

                  (b) Except as disclosed in Section 3.01 of the Disclosure Schedule, Rystan does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

         SECTION 3.02. Articles of Incorporation; By-laws. Section 3.02 of the Disclosure Schedule sets forth complete and correct copies of the Articles or Certificate of Incorporation, as amended to date (the "Articles of Incorporation"), certified as to a recent date by the Secretary of State of the State of New Jersey, and the By-laws, as amended to date (the "By-laws"), of Rystan. Such Articles of Incorporation and By-laws are in full force and effect on the date hereof. Except as disclosed in Section 3.02 of the Disclosure Schedule, as of the date hereof, Rystan is not in material violation of any provision of its Articles of Incorporation or By-laws.

         SECTION 3.03. Capitalization. The authorized capital stock of Rystan consists of 2,500 shares of Rystan Common Stock. As of the date of this Agreement, there are 2,500 shares of Rystan Common Stock issued and outstanding. There are no existing options, warrants, calls, subscriptions, or other similar rights, commitments or agreements obligating GWC or Rystan to issue, transfer or sell any shares of capital stock of Rystan or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock of Rystan. There are no outstanding stock appreciation rights with respect to any Rystan Common Stock. All outstanding shares of Rystan Common Stock are duly authorized and validly issued, fully paid and non-assessable. GWC directly owns all of the outstanding shares of Rystan Common Stock (i.e., the Rystan Shares) free and clear of any Liens.

         SECTION 3.04.  Authority; Due Execution.

                  (a) GWC has all necessary corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Lease and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Registration Rights Agreement and the Lease by GWC and the consummation by GWC of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of GWC are necessary to authorize this Agreement, the Registration Rights Agreement or the Lease or consummate the transactions contemplated hereby and thereby. Each of this Agreement, the Registration Rights Agreement and the Lease has been duly and validly executed and delivered by GWC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, constitutes a valid and binding obligation of GWC, enforceable against GWC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (b) Rystan has all necessary corporate and shareholder power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Rystan and the consummation by Rystan of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action and no other proceedings on the part of Rystan or its shareholder are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Rystan and, assuming the due authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of Rystan, enforceable against Rystan in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         SECTION 3.05. No Violations. Except as disclosed in Section 3.05 of the Disclosure Schedule, no filing with, notification to or permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of GWC or Rystan for the consummation by GWC and Rystan of the transactions contemplated hereby, except for filings, notifications, permits, authorizations, consents or approvals, the failure of which to make, receive or obtain are not reasonably likely to, individually or in the aggregate, impair GWC's or Rystan's ability to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Registration Rights Agreement and the Lease and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with or breach any provision of the Articles of Incorporation or By-laws of GWC or Rystan, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GWC, Rystan or any of Rystan's assets, (iii) result in, require or permit the creation or imposition of any Lien upon or with respect to the Rystan Shares, Rystan or its assets, or (iv) violate, breach or constitute a default under any of the terms, conditions or provisions of any agreement or other instrument to which Rystan is a party, excluding such violations, breaches or defaults that, individually or in the aggregate, are not reasonably likely to impair GWC's or Rystan's ability to consummate the transactions contemplated hereby or that have not had and are not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect.

         SECTION 3.06.  Compliance with Laws; Permits.

                  (a) Except as disclosed in Section 3.06 of the Disclosure
         Schedule: (i) Rystan is not in violation of any statute, law, ordinance, regulation, rule or order of any Governmental Authority or any judgment, decree or order of any court, applicable to its business or operations, except for such violations that have not had and are not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect; (ii) Rystan has not received any written notice, order or other written communication from any Governmental Authority of any alleged, actual or potential violation of any such law, ordinance, regulation, rule or order, except with respect to such violations as have not had and are not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect; and (iii) Rystan has all permits, licenses and franchises from Governmental Authorities required to conduct its business as now being conducted and no proceeding is pending or, to GWC's knowledge, threatened by any person to revoke or deny the renewal of any such permit, license or franchise, except in each case for such permits, licenses and franchises the absence of which has not had and is not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect.

                  (b) As to each product subject to the jurisdiction of the Food and Drug Administration under the Federal Food, Drug and Cosmetic Act ("FDCA") or the Prescription Drug Marketing Act ("PDMA") and the jurisdiction of the Drug Enforcement Agency under the Comprehensive Drug Abuse Prevention and Control

         Act of 1970 ("CSA") which is manufactured, tested, distributed, held and/or marketed by Rystan, such product is being manufactured, held and distributed in compliance in all material respects with all applicable requirements under the FDCA, PDMA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, promotion and advertising, record keeping, filing of reports and security.

         SECTION 3.07. Financial Statements. Section 3.07 of the Disclosure Schedule contains (i) the audited financial statements of Rystan at and for the year ended December 31, 1997 (the "1997 Financial Statements" and the December 31, 1997 balance sheet included therein, the "1997 Balance Sheet") and (ii) the audited balance sheet of Rystan as of May 31, 1998 (the "Interim Balance Sheet"). The 1997 Financial Statements and the Interim Balance Sheet were prepared in accordance with United States generally accepted accounting principles consistently applied (except as may be indicated therein), and each fairly presents in all material respects the financial position, results of operations and cash flows of Rystan at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles consistently applied (except as may be indicated therein).

         SECTION 3.08. Absence of Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or disclosed in Section 3.08 of the Disclosure Schedule, Rystan has no liability or obligation in an amount in excess of $20,000, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since May 31, 1998 or (ii) incurred pursuant to or in connection with this Agreement.

         SECTION 3.09. Absence of Changes or Events. Except as disclosed in
Section 3.09 of the Disclosure Schedule, or as otherwise contemplated by this Agreement, since December 31, 1997, Rystan has not:

                  (a) authorized for issuance, issued, sold, delivered or granted any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver, or made any distributions with respect to, any shares of any class of its capital stock or any securities convertible into or exchangeable or exercisable for shares of any class of its capital stock;

                  (b) made any payment to an affiliate;

                  (c) changed its accounting methods, principles or practices, except as required by GAAP, or changed any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

                  (d) taken any other actions except in the ordinary course of business consistent with past practice; or

                  (e) taken any other action or suffered any other change that has had or is reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect.

         SECTION 3.10. Litigation. Except as disclosed in Section 3.10 of the Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to GWC's knowledge, threatened against Rystan or its directors or officers in their capacities as such or any asset of Rystan before any court, arbitrator or Governmental Authority. No claim, proceeding, action of investigation disclosed in Section 3.10 has had or is reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect. As of the date hereof, neither Rystan nor any asset of Rystan is subject to any order, writ, judgment, injunction, decree, determination or award that has had or is reasonably likely to have, individually or in the aggregate, a Rystan Material Effect.

         SECTION 3.11. Material Contracts. Except as disclosed in Section 3.11 of the Disclosure Schedule, Rystan is not a party to any existing contract, agreement or instrument of any type (a) involving amounts in excess of $20,000 or (b) with any affiliate of Rystan (collectively, the "Material Contracts"). With such exceptions as have not had and are not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect, (i) each Material Contract is valid, binding and in full force and effect and is enforceable by Rystan in accordance with its terms and (ii) Rystan has performed all material obligations required to be performed by it to date under each Material Contract.

         SECTION 3.12. Employment and Labor Matters. Rystan is not a party to any union contract or other collective bargaining agreement. Rystan is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for those failures to comply that have not had and are not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect. There is no labor strike, slowdown or stoppage pending or, to GWC's knowledge, threatened against Rystan. Except as disclosed in Sections 3.11 and 3.12 of the Disclosure Schedule, Rystan is not a party to any employment, management services, or consultation contract or agreement (other than unwritten employment agreements terminable at will without payment of any contractual severance or other amount). Except as disclosed in Section 3.12 of the Disclosure Schedule, to GWC's knowledge, none of Rystan's employees is a party to, or is otherwise bound by, any agreement or arrangement with any person other than Rystan (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way limits or adversely affects the performance of his or her duties, his or her freedom to engage in the business conducted by Rystan or the ability of Rystan to conduct its business.

         SECTION 3.13.  Employee Benefit Plans; ERISA.

                  (a) Except as disclosed in Section 3.13 of the Disclosure Schedule, there are no "employee pension benefit plans" as defined in
         Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), stock option or other stock-based plans, deferred compensation plans or other plans or arrangements to provide benefits to employees (or former employees) of Rystan maintained or contributed to by Rystan (collectively, the "Employee Benefit Plans").

                  (b) Except where the failure to comply has not had and is not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect:

         (i) Rystan, with respect to its operation of the Pension Plans and Welfare Plans, and each of the Pension Plans and Welfare Plans are in compliance in both form and operation with the applicable provisions of ERISA, the Code and other applicable laws; and (ii) all contributions to, and payments from, the Employee Benefit Plans which are required to have been made in accordance with the Employee Benefit Plans have been timely made.

                  (c) With respect to any Pension Plan maintained by Rystan or any of its controlled group affiliates (under Section 414 of the Code) which is subject to Section 412 of the Code or Section 302 of ERISA, (i) all contributions required to be made under Section 302 of ERISA and Section 412 of the Code have been timely made, (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code and (iii) no such plan has incurred an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year, except where such failures in (i), (ii) and
         (iii) above have not had and are not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect.

                  (d) Except as disclosed in Section 3.13 of the Disclosure Schedule, with respect to any Pension Plan maintained by Rystan or any of its controlled group affiliates (under Section 414 of the Code) which is subject to Title IV of ERISA, (i) within the five-year period ending on the date hereof, no such plan has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation ("PBGC") and (ii) none of Rystan or any of its controlled group affiliates (under Section 414 of the Code) has incurred any unpaid liability under Title IV of ERISA, except where such event in (i) and (ii) above has not had and is not reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect.

                  (e) None of the Welfare Plans maintained by Rystan nor any binding contract of Rystan provides for continuing welfare benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary.

                  (f) None of Rystan or any of its controlled group affiliates (under Section 414 of the Code) contributes to or has any material liability, including potential withdrawal liability, with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA) covering employees of Rystan.

                  (g) Except as provided in Section 3.13 of the Disclosure Schedule, the transactions contemplated hereby will not, separately or together, (i) entitle any employee, officer, or director of Rystan to severance pay or any other payment or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director. No payment made by Rystan to any officer, director, employee or agent of Rystan (in such capacity, "Recipients") pursuant to any employment contract, severance agreement or other arrangement will be non-deductible to Rystan or the Surviving Corporation because of the applicability of the "golden parachute" provisions of Section 280G and 4999 of the Code, nor will Rystan or the Surviving Corporation be required to "gross up" or otherwise compensate any Recipient because of the imposition of any excise tax (including any interest or penalties related thereto) on the Recipient as a result of Sections 280G and 4999 of the Code.

                  (h) Complete and correct copies of the following documents have been delivered or made available by Rystan to Integra: (i) all current plan documents and insurance contracts (if any), and amendments thereto, with respect to each of the Employee Benefit Plans; (ii) for each of the most recently ended three plan years, all available IRS Form 5500 series forms (and any financial statement and other schedules attached thereto) with respect to any Employee Benefit Plan; (iii) the most recent IRS determination letter for each Pension Plan; and (iv) all current summary plan descriptions and subsequent summaries of material modifications with respect to each of the Employee Benefit Plans subject to ERISA and any similar documents for any other Employee Benefit Plan.

         SECTION 3.14. Intellectual Property Rights. Section 3.14 of the Disclosure Schedule contains a list of all trade names, trademarks and service marks, and applications for the foregoing, owned or possessed by Rystan. Except as disclosed in Section 3.14 of the Disclosure Schedule: (i) Rystan is the sole owner of or has the right to use all Intellectual Property Rights currently used by Rystan and in the manner so used, free and clear of any and all Liens; (ii) such Intellectual Property Rights are sufficient for the conduct of the business of Rystan as it is presently conducted; and (iii) the rights of Rystan in and to all of its Intellectual Property Rights will not be limited or otherwise affected by virtue of the transactions contemplated hereby. No material rights or licenses to use Intellectual Property Rights have been granted or acquired by Rystan except those disclosed in Section 3.14 of the Disclosure Schedule. Except as disclosed in Section 3.14 of the Disclosure Schedule, Rystan has not received written notice or, to GWC's knowledge, other notice of any claims or assertions made by others that Rystan has infringed Intellectual Property Rights of others by the sale of products or any other activity in the preceding five-year period. Except as disclosed in Section 3.14 of the Disclosure Schedule, Rystan has no knowledge of any infringement of its Intellectual Property Rights by others that has had or is reasonably likely to have, individually or in the aggregate, a Rystan Material Adverse Effect. "Intellectual Property Rights" means and includes rights to use patents, trademarks, service marks, trade names, copyrights, and currently pending applications for any thereof, and any inventions (whether or not patentable), processes, trade secrets, know-how, secrecy or confidentiality agreements, consulting agreements, software licenses, and any and all information related to any of the foregoing.

         SECTION 3.15.  Tax Matters.

                  (a) Except as disclosed in Section 3.15 of the Disclosure
         Schedule: (i) all franchise, income and all other Tax returns, information statements and reports and other filings (Tax returns, information statements, reports and other filings are hereinafter collectively referred to as "Tax Returns") required to be filed for any period or portion thereof at or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Rystan, have been prepared and timely filed by or on behalf of Rystan with the appropriate Governmental Authorities and all such returns were complete and correct in all material respects; (ii) all Taxes of Rystan in respect of any taxable period (or portion thereof) ending at or prior to the Effective Time which are due have been paid in full to the proper authorities or fully accrued for on the financial statements of Rystan, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with United States generally accepted accounting principles; (iii) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; and (iv) there are no Tax sharing agreements or arrangements under which Rystan will have any obligation or liability at or after the Effective Time.

                  (b) Except as disclosed in Section 3.15 of the Disclosure
         Schedule: (i) no examination of Rystan is pending or, to GWC's knowledge, threatened for any material amount of Tax by any Governmental Authority, and no Tax liens have been filed with respect to any of the assets of Rystan, except for property taxes which have accrued but are not yet due and payable; (ii) Rystan has made timely payments of the Taxes required to be deducted and withheld from the wages it paid to its employees and from amounts it paid to any other third parties; (iii) Rystan has not made an election under Section 341(f) of the Code; and (iv) Rystan has not agreed, and is not required, to include in income any adjustment pursuant to Section 481(a) of the Code.

                  "Tax" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to United States Treasury Regulation ("Treas. Reg.") ss. 1.1502-6 (or any comparable state, local or foreign provisions)) in respect of any items described in clause (i) or (ii) above.

         SECTION 3.16.  Environmental Matters.

                  (a) Rystan possesses all Environmental Permits required under applicable Environmental Laws to conduct its business as presently conducted, and is and has at all times been in compliance with the terms and conditions of such Environmental Permits.

                  (b) Rystan is in compliance and, within the period of all applicable statutes of limitation, each of Rystan and Rystan Company, Inc., a New York corporation and the predecessor to Rystan ("Rystan's Predecessor") has complied with all applicable Environmental Laws and has not received notice of any liability under any Environmental Law.

                  (c) There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, notices or demand letters, or requests for information pending under any Environmental Law against Rystan or Rystan's Predecessor.

                  (d) Neither the Property nor any other property or facility presently or formerly owned, operated or leased by Rystan or Rystan's Predecessor is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable list established under any

         Environmental Law.

                  (e) There was no disposal, spill, discharge, or release of any Hazardous Material on, at, or under the Property or any other property or facility presently or formerly owned, leased or operated by Rystan or Rystan's Predecessor (x) at any time during which Rystan or Rystan's Predecessor owned, leased or operated the Property or other such property or facility or (y) in connection with manufacturing, packaging or other activities related to the business of Rystan or Rystan's Predecessor performed by, for or on behalf of Rystan or Rystan's Predecessor, in either case that could require response, corrective or other action under any Environmental Law by the Surviving Corporation, Rystan or Rystan's Predecessor

                  (f) There was no disposal, spill, discharge, or release of any Hazardous Material on, at, or under the Property or any other property presently or formerly owned, leased, or operated by Rystan or Rystan's Predecessor (x) at any time during which neither Rystan nor Rystan's Predecessor owned, leased or operated the Property or other such property or facility or (y) other than in connection with manufacturing, packaging or other activities related to the business of Rystan or Rystan's Predecessor performed by, for or on behalf of Rystan or Rystan's Predecessor, in either case that could require response, corrective or other action under any Environmental Law by the Surviving Corporation, Rystan or Rystan's Predecessor.

                  (g) This Section 3.16 constitutes GWC's sole representation with respect to any Environmental Law, Environmental Permit or Hazardous Material.

         "Environmental Law" means CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, the New Jersey Industrial Site Recovery Act ("ISRA"), the New Jersey Spill Compensation and Control Act, and any other applicable federal, state, local, or foreign statute, rule, regulation, order, decree or judgment relating to pollution or protection of the environment, including, without limitation, release or threatened release of Hazardous Material.

         "Environmental Permit" means any permit, license, approval, or other authorization by a federal, state, local, or foreign government or regulatory entity pursuant to any Environmental Law.

         "Hazardous Material" means any pollutant, contaminate, or hazardous or toxic waste or substance regulated by any applicable Environmental Law.

         SECTION 3.17. Finders or Brokers. Neither GWC nor any of its affiliates has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who may reasonably be expected to be entitled to a fee or any commission, directly or indirectly, from any such person.

         SECTION 3.18. Title to Property. Section 3.18 of the Disclosure Schedule lists each interest in real property leased by Rystan, including a listing of all leases and other agreements under which any such real property is held. Rystan does not own or have any other interest in real property other than pursuant to such leases. Rystan has good and marketable title to all of its (i) leasehold interests listed in Section 3.18 of the Disclosure Schedule and (ii) personal property, including all equipment and leasehold improvements located at Rystan's principal offices, all of which are free and clear of any and all liens, pledges, security interests or other encumbrances of every kind, nature and description whatsoever ("Liens"), except (i) the Liens set forth in Section 3.18 of the Disclosure Schedule and (ii) Liens that are matters of public record or which do not, individually or in the aggregate, materially impair the value, marketability or operations of the interest or property to which they relate in the operation of Rystan as currently conducted ((i) and (ii) collectively, "Permitted Liens").

         SECTION 3.19. Inventory. Except as disclosed in Section 3.19 of the Disclosure Schedule, the Interim Balance Sheet accurately reflects the inventory, works-in-process and raw materials owned by Rystan as of the date thereof and Rystan's inventory, works-in-process and raw materials are in all material respects within specifications and fit for their intended commercial use and purpose.

         SECTION 3.20. Investment Intent. Except in accordance with applicable law: (a) GWC is acquiring the Integra Securities for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; (b) GWC has no present intention of selling, granting any participation in, or otherwise distributing the Integra Securities; and (c) GWC does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Integra Securities.

         SECTION 3.21. Investment Experience. GWC has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Integra Securities. GWC is an "accredited investor" as such term is defined in Rule 501 of the General Rules and Regulations under the Securities Act.

         SECTION 3.22.  Restricted Securities; Certain Acknowledgments.

                  (a) GWC understands that: (i) the Integra Securities are not registered under the Securities Act of 1933, as amended (the "Securities Act") or qualified under any state securities laws; (ii) the Integra Securities are being issued to GWC on the ground that the issuance of securities hereunder is exempt from registration under the Securities Act and from applicable state securities laws; and
         (iii) Integra's reliance on such exemptions is predicated on GWC's representations set forth herein. GWC understands that these exemptions only exempt the issuance of the Integra Securities to GWC and not any sale or other disposition of the Integra Securities or any interest therein by GWC. GWC acknowledges that the Integra Securities may not be resold or transferred unless the Integra Securities are first registered under federal securities laws or unless an exemption from such registration is available, and that any resale or transfer must comply with applicable state securities laws.

                  (b) GWC acknowledges receipt of such documents, agreements and information concerning Integra as GWC has required and confirms that: (i) Integra has afforded GWC the opportunity to ask questions of and receive answers from Integra's officers concerning GWC's investment in the Integra Securities and to obtain such additional information as Seller has requested; and (ii) GWC has availed itself of such opportunity to the extent it deems necessary and has received the information requested.

         SECTION 3.23.  Insurance.

                  (a) The insurance policies disclosed in Section 3.23 of the Disclosure Schedule are sufficient for compliance with applicable laws, rules and regulations and agreements to which Rystan is a party or by which it or its assets are bound, are valid and enforceable and will not be affected by, terminate or lapse prior to the Effective Time by reason of the transactions contemplated by this Agreement.

                  (b) Rystan has not received: (i) any written notice or, to GWC's knowledge, other notice of cancellation of any insurance policy disclosed in Section 3.23 of the Disclosure Schedule or refusal of coverage thereunder; (ii) any written notice or, to GWC's knowledge, other notice that any issuer of such policy has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other written indication that any such policy may no longer be in full force or effect or that the issuer of any such policy may no longer be willing or able to perform its obligations thereunder.

                  (c) Schedule 3.23 of the Disclosure Schedule identifies any retrospective premium adjustments and outstanding claims or notices of claims under the insurance policies disclosed therein.

         SECTION 3.24. Customers and Suppliers; Warranties. Except as disclosed in Section 3.24 of the Disclosure Schedule: (a) no customer that accounted for more than 10% of the gross revenues of Rystan during 1996 or 1997 has terminated or materially reduced, or has given written notice that it intends to terminate or materially reduce, the amount of business done with Rystan; (b) no supplier or vendor that accounted for more than $20,000 of the purchases of Rystan during 1996 or 1997 has terminated or materially reduced, or has given written notice that it intends to terminate or materially reduce, the amount of business done with Rystan; and (c) Rystan has not expressly agreed in writing to become responsible for consequential damages or, to GWC's knowledge, made any express written warranties to third parties with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by Rystan.

         SECTION 3.25. Certain Disclosure. To GWC's knowledge, there are no obligations or liabilities of Rystan existing as of the date hereof which are created by, or identified specifically as being obligations of Rystan in, the Agreement and Plan Merger dated April 21, 1998 among Elan Corporation, plc, GWC Merger Co. and GWC which have not been disclosed to Integra in this Agreement or the Disclosure Schedule.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF INTEGRA

         Integra represents and warrants to GWC that:

         SECTION 4.01. Organization. Integra is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.

         SECTION 4.02. Capitalization. The authorized capital stock of Integra consists of 60,000,000 shares of Integra Common Stock and 15,000,000 shares of Preferred Stock, par value $.01 per share, of which 2,000,000 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred Stock"). As of the date of this Agreement, there are 14,893,654 shares of Integra Common Stock and 500,000 shares of Series A Preferred Stock outstanding. Except as disclosed in the SEC Filings or issued in the ordinary course of business under plans disclosed in the SEC Filings, there are no existing options, warrants, calls, subscriptions, or other similar rights, commitments or agreements obligating Integra to issue, transfer or sell any shares of capital stock of Integra or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock of Integra.
Except as disclosed in the SEC Filings, no person has any registration rights with respect to any Integra Common Stock or Series A Preferred
Stock. There are no outstanding stock appreciation rights with respect to Integra Common Stock. Integra directly owns all of the outstanding shares of capital stock of Merger Sub free and clear of any Liens.

         SECTION 4.03.  Authority; Due Execution.

                  (a) Integra has all necessary corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Integra Warrants and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Registration Rights Agreement and the Integra Warrants by Integra and the consummation by Integra of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Integra are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Each of this Agreement, the Registration Rights Agreement and the Integra Warrants has been duly and validly executed and delivered by Integra and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, if any, constitutes a valid and binding obligation of Integra, enforceable against Integra in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (b) Merger Sub has all necessary corporate and shareholder power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action and no other proceedings on the part of Merger Sub or its shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) The Surviving Corporation has all necessary corporate power and authority to execute and deliver the Lease and to consummate the transactions contemplated thereby. The execution and delivery of the Lease by the Surviving Corporation and the consummation by the Surviving Corporation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Surviving Corporation are necessary to authorize the Lease or to consummate the transactions contemplated thereby. The Lease has been duly and validly executed and delivered by the Surviving Corporation and, assuming the due authorization, execution and delivery thereof by GWC, constitutes a valid and binding obligation of the Surviving Corporation, enforceable against the Surviving Corporation in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         SECTION 4.04. Integra Securities. The Integra Securities are duly authorized and validly issued, fully paid and non-assessable and free and clear of any Liens. The Integra Securities have not been issued in violation of or subject to any preemptive rights of any person. When issued and paid for in accordance with the terms of the Integra Warrants, the shares of Integra Common Stock issuable upon exercise of the Integra Warrants will be duly authorized and validly issued, fully paid and non-assessable and free and clear of any Liens.

         SECTION 4.05. No Violations. Except for the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey, no filing with, notification to or permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Integra or Merger Sub for the consummation by Integra or Merger Sub of the transactions contemplated hereby, except for notices required to be filed with certain state and federal securities commissions after the Effective Time, which notices will be filed on a timely basis, and except for filings, notifications, permits, authorizations, consents or approvals, the failure of which to make, receive or obtain are not reasonably likely to, individually or in the aggregate, impair the ability of Integra or Merger Sub to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or breach any provision of the Articles of Incorporation or By-laws of Integra or Merger Sub, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Integra or Merger Sub or any of their respective properties or assets, (iii) result in, require or permit the creation or imposition of any Lien upon or with respect to the Integra Securities or the shares of Integra Common Stock issuable upon exercise of the Integra Warrants or (iv) violate, breach or constitute a default under, any agreement or other instrument to which Integra or Merger Sub is a party, excluding such violations, breaches and defaults that, individually or in the aggregate, are not reasonably likely to impair the ability of Integra or Merger Sub to consummate the transactions contemplated hereby or that have not had and are not reasonably likely to have, individually or in the aggregate, an Integra Material Adverse Effect.

         SECTION 4.06. SEC Filings. Integra has timely filed all reports, registration statements and other documents required to be filed by it (the "SEC Filings") under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The SEC Filings were prepared in accordance and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. None of such SEC Filings, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.07. Litigation. Except as disclosed in the SEC Filings, there are no claims, actions, proceedings or investigations pending or, to Integra's knowledge, threatened against Integra or Merger Sub or any asset of Integra or Merger Sub before any court, arbitrator or Governmental Authority that, individually or in the aggregate, would impair the ability of Integra or Merger Sub to consummate the transactions contemplated hereby. As of the date hereof, neither Integra nor Merger Sub nor any asset of Integra or Merger Sub is subject to any order, writ, judgment, injunction, decree, determination or award that would, individually or in the aggregate, impair ability of Integra or Merger Sub to consummate the transactions contemplated hereby.

         SECTION 4.08. Finders or Brokers. Neither Integra nor any of its affiliates has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who may reasonably be expected to be entitled to a fee or any commission, directly or indirectly, from any such person.

         SECTION 4.09. Certain Acknowledgments. Integra acknowledges receipt of such documents, agreements and information concerning GWC and Rystan as Integra has required and confirms that: (i) GWC and Rystan have afforded Integra the opportunity to ask questions of and receive answers from GWC's and Rystan's officers concerning Integra's acquisition of Rystan and to obtain such additional information as Integra has requested; and (ii) Integra has availed itself of such opportunity to the extent it deems necessary and has received the information requested.

         SECTION 4.10. Absence of Changes or Events. Except as disclosed in writing by Integra to GWC, since June 30, 1998, Integra has not taken any action or suffered any change (other than ongoing operating losses incurred by Integra) that has had or is reasonably likely to have, individually or in the aggregate, an Integra Material Adverse Effect.

                              ARTICLE V

                              COVENANTS

         SECTION 5.01. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining of all necessary consents, approvals or waivers for and lifting any legal bar to the consummation of the transactions contemplated hereby. Each of the parties hereto shall perform all of its obligations under this Agreement and shall not take any action that would cause any other party to fail to perform its obligations hereunder.

         SECTION 5.02. Public Announcements. Before any party hereto issues any press release or otherwise makes any public statement with respect to this Agreement or any of the transactions contemplated hereby, such party will consult with the other parties hereto as to its form and substance and shall not issue any such press release or make any such public statement prior to obtaining the other parties' consent (which consent will not be unreasonably withheld or delayed), except as may be required by law.

         SECTION 5.03.  Employees and Employee Benefits.

                  (a) Effective as of the Effective Time, all employees of Rystan immediately prior to the Effective Time (other than those on long-term disability and those that are and have been on leave of absence for six months or longer) shall become employees of the Surviving Corporation ("Surviving Corporation Employees") and shall cease active participation in all Employee Benefit Plans that are not maintained by Integra or the Surviving Corporation.

                  (b) Effective as of the Effective Time, Surviving Corporation Employees who immediately prior to the Effective Time were participants in the Carnrick Employees' Incentive and Savings Plan (the "Carnrick 401(k) Plan") shall cease to be eligible for any future contributions to the Carnrick 401(k) Plan, shall have a fully vested and non-forfeitable interest in their vested and unvested account balances in the Carnrick 401(k) Plan, and shall be entitled to a distribution of their account balances under the Carnrick 401(k) Plan in accordance with and to the extent permitted by Section 401(k)(10) of the Code and other applicable provisions of the Code. Surviving Corporation Employees who receive an eligible rollover distribution (within the meaning of Section 402(f)(2) of the Code, including a direct rollover distribution with the meaning of Section 401(a)(31) of the Code) from the Carnrick 401(k) Plan shall, subject to the provisions of Section 402 of the Code and upon presentation of an IRS favorable determination letter with respect to the Carnrick 401(k) Plan and an opinion of counsel satisfactory to Integra, be permitted to make a rollover contribution to a defined contribution plan of Integra.

                  (c) Effective as of October 1, 1998, Surviving Corporation Employees and their covered dependents shall be eligible to enroll in such welfare plans (as defined in Section 3(1) of ERISA) as Integra or the Surviving Corporation shall make available to new employees hired by the Surviving Corporation after the Effective Time (the "Surviving Corporation Welfare Plans") and shall (except for the obligation under the next sentence and under paragraph (d) of this
         Section 5.03) be otherwise subject to the terms and conditions of such Surviving Corporation Welfare Plans. Effective as of October 1, 1998, Surviving Corporation Employees shall be eligible to enroll in Surviving Corporation Welfare Plans which provide medical benefits without (i) any waiting periods, (ii) any evidence of insurability and (iii) application of any pre-existing physical or mental condition, restrictions, except to the extent that such waiting periods, evidence of insurability, or pre-existing mental or physical condition restrictions would apply under GWC's welfare plans and be permitted by law.

                  (d) The Surviving Corporation shall have responsibility for "continuation coverage" obligations with respect to Surviving Corporation Employees and "qualified beneficiaries" of such Surviving Corporation Employees for whom a "qualifying event" occurs on or after October 1, 1998. The phrases "continuation coverage, "qualified beneficiaries" and "qualifying event" shall have the meaning ascribed to them in Section 4980B of the Code and Section 601-608 of ERISA.

                  (e) The parties hereto expressly acknowledge that the Surviving Corporation shall be obligated to pay all liabilities under the employee benefit plans that are maintained for Surviving Corporation Employees to or in respect of any Surviving Corporation Employee terminated for any reason at or after the Effective Time, including, without limitation, any liability triggered under any employment compensation or government-mandated benefits relating to the termination of any Surviving Corporation Employee at or after the Effective Time, including, without limitation, under the Workers Adjustment and Retraining Notification Act of 1998.

                  (f) The parties hereto expressly acknowledge that Integra and the Surviving Corporation shall not be obligated to pay any liabilities under the employee benefit plans that were maintained for Rystan employees to or in respect of any such employee terminated for any reason prior to the Effective Time (but not those on short-term disability or leave of absence), including, without limitation, any liability triggered under any employment compensation or government-mandated benefits relating to the termination of any such employee prior to the Effective Time, including, without limitation, under the Workers Adjustment and Retraining Notification Act of 1988. The parties hereto acknowledge that Rystan employees on short-term disability or leave of absence for fewer than six months at the Effective

         Time shall not be deemed to have been terminated prior to the Effective Time for purposes of this Section 5.03(f).

                  (g) Integra shall cause the Surviving Corporation to offer compensation and benefits to Surviving Corporation Employees that are substantially equivalent when taken as a whole to the compensation and benefits that such employees enjoyed before the Effective Time; provided that nothing in this Section 5.03(g) shall obligate the Surviving Corporation to renew any employment agreement after its expiration or termination or preclude the Surviving Corporation from terminating Surviving Corporation Employees employed at will after October 1, 1998.

         SECTION 5.04.  Certain Restrictive Covenants.

                  (a) From and after the Effective Time, GWC shall not disclose, directly or indirectly, to any person other than directors, officers, employees or agents of Integra or the Surviving Corporation, without the express authorization of Integra, any customer lists, pricing strategies, customer and employee files and records, any proprietary data or trade secrets of the Surviving Corporation, or any financial or other information about the Surviving Corporation not in the public domain.

                  (b) For a period of two years from and after the Effective Time, GWC shall not solicit the Surviving Corporation's customers, suppliers, employees or independent contractors to cease doing business, or their association or employment, with the Surviving Corporation.

                  (c) GWC expressly acknowledges that damages alone may be an inadequate remedy for any breach or violation of any of the provisions of this Section 5.04, and that Integra, in addition to all other remedies under this Agreement, shall be entitled to seek injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction.

                  (d) The invalidity or unenforceability of any provision of this Section 5.04 shall not affect the validity or enforceability of any other provision of this Section 5.04, which shall remain in full force and effect, and in the event that any provision of this Section
         5.04 shall be determined to be invalid or unenforceable for any reason, such provision shall be construed by limiting it so as to be valid and enforceable to the fullest extent compatible with and possible under applicable law.

         SECTION 5.05. Costs and Expenses. GWC shall pay its fees and expenses and those of its agents and advisors incurred in connection with the transactions contemplated by this Agreement (including, without limitation, all legal and accounting fees (collectively, "Transaction Costs")); it being agreed that the proposed acquisition of Rystan contemplated by this Agreement is not in the ordinary course of Rystan's business, that Rystan has not incurred or paid any Rystan Transaction Costs and that none of GWC's Transaction Costs incurred in connection with the transactions contemplated hereby have been or shall be borne by Rystan.

         SECTION 5.06. Consulting Arrangement. At the request of Integra, GWC shall make Edmond J. Bergeron available to Integra and the Surviving Corporation for consulting services through June 30, 1999 at a cost of $250 per hour payable to GWC, such consulting services to be provided at such times as will not unreasonably interfere with Mr. Bergeron's duties as an officer and director of GWC and, in any event, not to exceed three hours during any calendar quarter without the mutual consent of GWC and Integra.

         SECTION 5.07. Packaging. GWC agrees to utilize the Surviving Corporation to package for GWC the products packaged by Rystan immediately prior to the Effective Time on substantially the same terms and conditions as in effect immediately prior to the Effective Time, unless and until either party gives the other party 60 days prior written notice of its intention to terminate such arrangement.

                              ARTICLE VI

                           INDEMNIFICATION

         SECTION 6.01. Survival. Notwithstanding any otherwise applicable statute of limitations and despite any investigations made prior to the Effective Time, the representations and warranties made by GWC and Integra in this Agreement shall survive the Effective Time until May 1, 1999; except that the representations and warranties set forth in (a) Section 3.15 shall survive the Effective Time until the expiration of all applicable statutes of limitations, (b) Section 3.16(f) shall survive the Effective Time indefinitely and (c) Sections 3.16(a), (b), (c), (d) and (e) shall survive the Effective Time until the latter to occur of (i) the third anniversary of the sale or other disposition by GWC to a non-affiliate, third party of the Property and
(ii) the eighth anniversary of the date of this Agreement.

         SECTION 6.02.  Indemnification by GWC.

                  (a) Subject to the provisions of Sections 6.02(b) and (c), GWC shall indemnify and hold harmless Integra, the Surviving Corporation and their respective officers, directors, employees and agents (each, an "Integra Indemnified Party") from and against any and all losses, liabilities and damages, including, without limitation, reasonable costs and fees of counsel, resulting from any breach of the covenants, representations and warranties made by GWC in this Agreement (collectively, "Integra Losses"). The Integra Indemnified Parties shall use all commercially reasonable efforts to mitigate all Integra Losses.

                  (b) Except as provided in Section 6.02(c), in no event shall GWC be liable to any Integra Indemnified Party pursuant to this
         Article VI for Integra Losses (excluding Integra Losses resulting from a breach by GWC of Sections 3.15, 3.16, 5.01, 5.02, 5.03, 5.04,
         5.05, 5.07, 7.01, 7.04 and 7.07) unless and until all Integra Losses (excluding Integra Losses resulting from a breach by GWC of Sections 3.15, 3.16, 5.01, 5.02, 5.03, 5.04, 5.05, 5.07, 7.01, 7.04 and 7.07)
         of the Integra Indemnified Parties exceed, in the aggregate, $75,000, in which case the Integra Indemnified

         Parties shall be entitled to recover the portion of such aggregate Integra Losses in excess of $75,000 up to an amount which does not exceed $1,500,000.

                  (c) Subject to the provisions of Section 6.02(d), GWC shall be liable to the Integra Indemnified Parties, without duplication, for Integra Losses resulting from a breach by GWC of (i) Sections 3.15, 3.16(f), 5.01, 5.02, 5.03, 5.04, 5.05, 5.07, 7.01, 7.04 and
         7.07) on a dollar for dollar basis, without limitation, and (ii) Sections 3.16(a), (b), (c), (d) and (e), collectively, on the following basis: (x) 50% for the first $4,000,000 of such Integra Losses ("Layer A"); (y) 100% for the next $6,000,000 of such Integra Losses in excess of Layer A ("Layer B"); and (z) 50% for all such Integra Losses in excess of Layer B.

                  (d) The parties hereto agree that in the event an Integra Loss results from a breach by GWC of Section 3.16(f) and one or more of Sections 3.16(a), (b), (c) and (d), such Integra Loss shall be deemed to result from a breach by GWC of Section 3.16(f) only and
         Section 6.02(c)(i) shall govern.

         SECTION 6.03.  Indemnification by Integra.

                  (a) Subject to the provisions of Section 6.03(b), Integra shall indemnify and hold harmless GWC and its officers, directors, employees and agents (each, a "GWC Indemnified Party") from and against any and all losses, liabilities and damages, including, without limitation, reasonable costs and fees of counsel, resulting from any breach of the covenants, representations and warranties made by Integra in this Agreement (collectively, "GWC Losses"). The GWC Indemnified Parties shall use all commercially reasonable efforts to mitigate all GWC Losses.

                  (b) In no event shall Integra be liable to any GWC Indemnified Party pursuant to this Article VI for GWC Losses (excluding GWC Losses resulting from a breach by Integra of Sections 5.01, 5.02, 5.03, 5.07, 7.02, 7.04 and 7.07) unless and until all GWC
         Losses (excluding GWC Losses resulting from a breach by Integra of Sections 5.01, 5.02, 5.03, 5.07, 7.02, 7.04 and 7.07) of the GWC
         Indemnified Parties exceed, in the aggregate, $75,000, in which case the GWC Indemnified Parties shall be entitled to recover the portion of such aggregate GWC Losses in excess of $75,000 up to an amount which does not exceed $1,500,000; it being understood that, notwithstanding the foregoing, Integra shall be liable to GWC on a dollar for dollar basis, without limitation, for GWC Losses resulting from a breach by Integra of Sections 5.01, 5.02, 5.03, 5.07, 7.02,
         7.04 or 7.07.

         SECTION 6.04 Procedure. Promptly after acquiring knowledge of any Integra Loss or GWC Loss (each, a "Loss") or any suit, action, proceeding or claim (each, a "Claim") which may result in a Loss, an Integra Indemnified Party or GWC Indemnified Party, as the case may be, shall notify GWC or Integra, as the case may be, of the same in writing specifying in detail the nature of such Loss or Claim and the facts pertaining thereto. GWC or Integra, as the case may be, shall be entitled, but not obligated, to assume the defense of any such Claim by giving written notice to such Integra Indemnified Party or GWC Indemnified

Party, as the case may be, within 30 days after having received written notice therefrom and to have the sole control of the defense and settlement thereof (but only, with respect to any settlement, if such settlement involves an unconditional release of such Integra Indemnified Party or GWC Indemnified Party, as the case may be, in respect of such claim), including the retention of counsel and the payment of all fees and expenses.

         SECTION 6.05.  Measurement of Damages.

                  (a) If any event shall occur which would entitle an Integra Indemnified Party or GWC Indemnified Party, as the case may be, to indemnification under this Article VI, such Integra Indemnified Party or GWC Indemnified Party, as the case may be, shall make claims for recovery under any applicable insurance policy with respect to such Loss, and no Loss shall be deemed to have been sustained to the extent of any net proceeds received by such Integra Indemnified Party or GWC Indemnified Party, as the case may be, from any such insurance policy; provided, however, that such Integra Indemnified Party or GWC Indemnified Party, as the case may be, shall not be required to threaten or commence suit or take any similar action to compel coverage, or receive any proceeds, under any such insurance policy in order to be indemnified for a claim under this Article VI.

         SECTION 6.06. Investigations. The indemnification obligations contained in this Article VI shall remain in full force and effect regardless of any investigation made or omitted by an Integra Indemnified Party or GWC Indemnified Party, as the case may be. SECTION 6.07. Sole Remedy. Except as otherwise provided in this Agreement, the indemnification rights set forth in this Article VI shall be the sole remedy available to the Integra Indemnified Parties and GWC Indemnified Parties for all matters covered by this Agreement.

                             ARTICLE VII

                             TAX MATTERS

         SECTION 7.01. Tax Indemnification by GWC. GWC shall indemnify and hold harmless Integra and the Surviving Corporation, without duplication, against any and all losses, liabilities and damages, including, without limitation, reasonable costs and fees of counsel, resulting from, arising out of, relating to, in the nature of or caused by the liability of the Surviving Corporation for the Taxes of any affiliate of Athena Neurosciences, Inc. or GWC (not including Rystan) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law) for periods during which Rystan was a member of the affiliated group of Athena Neurosciences, Inc. or GWC for United States federal income tax purposes.

         SECTION 7.02. Tax Indemnification by Integra. Integra shall indemnify and hold harmless GWC from and against (a) any and all Taxes (other than Taxes referred to in Section 7.01 or attributable to a misrepresentation in Section 3.15) with respect to the Surviving Corporation for any period beginning after the Closing Date and (b) any and all Taxes attributable to the acts or omissions of Integra or any affiliate of Integra (including the Surviving Corporation) (i) after the Closing Date or (ii) out of the ordinary course of business after the Closing but on the Closing Date.

         SECTION 7.03. Allocation of Certain Taxes. Any income Taxes for a taxable period beginning on or prior to the Closing Date and ending after the Closing Date with respect to the Surviving Corporation shall be apportioned between GWC and Integra based on a closing of the books of Rystan at the close of business on the Closing Date. For purposes of the provisions of Sections 7.01, 7.02, 7.03 and 7.05, each portion of such period shall be deemed to be a taxable period whether or not it is in fact a taxable period.

         SECTION 7.04. Filing Responsibility. GWC shall prepare and file or shall cause Rystan to prepare and file the following Tax Returns with respect to Rystan: (a) all consolidated or combined income Tax Returns for any taxable period ending on or prior to the Closing Date that include GWC; and (b) all Tax Returns required to be filed (taking into account extensions) prior to the Effective Time. Integra and the Surviving Corporation will furnish Tax information to GWC for inclusion in GWC's federal consolidated income Tax Returns for the period that includes the Closing Date in accordance with Rystan's past practice. Integra and the Surviving Corporation shall prepare and file all other Tax Returns with respect to Rystan and/or the Surviving Corporation.

         SECTION 7.05.  Refunds and Carrybacks.

                  (a) GWC shall be entitled to any refunds or credits of income Taxes of GWC, Rystan or their affiliates for taxable periods ending on or prior to the Closing Date except that GWC shall pay to the Surviving Corporation 50% of any refunds that are attributable to any carryback of Tax items generated by the Surviving Corporation after the Effective Time.

                  (b) Integra shall or shall cause the Surviving Corporation to forward to GWC or to reimburse GWC for any refunds or credits due GWC pursuant to this Section 7.05, together with related interest, promptly after receipt thereof.

         SECTION 7.06. Cooperation and Exchange of Information. GWC and Integra and their respective affiliates shall cooperate in the preparation of all Tax Returns. Such cooperation shall include, but not be limited to, furnishing such information within such party's possession reasonably requested by the party filing such Tax Returns as is relevant to their preparation.

         SECTION 7.07.  Closing Date Balance Sheet.

                  (a) As soon as practicable following the Closing Date, GWC shall prepare and deliver to Integra an unaudited balance sheet of Rystan as of the close of business on the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles consistently applied (except as may be indicated therein). Integra shall have 30 days to review the Closing Date Balance Sheet, during which time it shall have reasonable access to all relevant books and records, employees and accountants of Rystan to the extent necessary to complete its review. Unless Integra shall deliver written notice to GWC on or prior to the 30th day following receipt of the Closing Date Balance Sheet of its objection to the Closing Date Balance Sheet, which notice shall specify in detail each disputed item and the basis therefor, Integra shall be deemed to have accepted and agreed to the Closing Date
         Balance Sheet. In the event Integra so notifies GWC of its objection to the Closing Date Balance Sheet, GWC and Integra shall attempt in good faith to resolve their differences, and any resolution by them as to any disputed item shall be set forth in a memorandum of agreement and shall be final, binding and conclusive.

                  (b) Based on the Closing Date Balance Sheet, the Surviving Corporation shall pay to GWC an amount equal to Rystan's liability for income taxes for all taxable periods ended during the period beginning January 1, 1998 and ending the Closing Date (other than state taxes payable on a separate company basis).

                                 ARTICLE VIII

                                 MISCELLANEOUS

         SECTION 8.01. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto with respect to any of the terms contained herein.

         SECTION 8.02. Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the other parties hereto only by a written instrument signed by the parties granting such waiver, but such waiver of or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, except as otherwise provided in such instrument. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.02.

         SECTION 8.03. Tax Opinion. Prior to the Effective Time, GWC shall have received an opinion of Cahill Gordon & Reindel, counsel to GWC, dated the Closing Date, to the effect that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 8.04. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or telecopied with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice):

                  if to GWC or Rystan:

                           Elan Corporation, plc
                           Lincoln House
                           Lincoln Place
                           Dublin 2, IRELAND
                           Telecopy:  353-1-662-4960
                           Attention:  General Counsel

                      with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Telecopy:  (212) 269-5420
                           Attention:  William M. Hartnett, Esq.

                           and

                           Athena Neurosciences, Inc.
                           800 Gateway Boulevard
                           South San Francisco, California  94080
                           Telecopy:  (650) 875-3620
                           Attention:  General Counsel

                  if to Integra or the Surviving Corporation:

                           Integra LifeSciences Corporation
                           105 Morgan Lane
                           Plainsboro, New Jersey  08536
                           Telecopy:  (609) 799-3297
                           Attention:  President

                      with a copy to:

                           Drinker Biddle & Reath LLP
                           105 College Road East
                           Princeton, New Jersey  08542
                           Telecopy:  (609) 799-7000
                           Attention:  John E. Stoddard III, Esq.

Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery; provided that notices of a change of address shall be effective only upon receipt thereof.

         SECTION 8.05. Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the

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                                 -31-

rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of other the parties hereto. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Article VI, the respective officers, directors, employees and agents of Integra, the Surviving Corporation and GWC.

         SECTION 8.06. Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. The parties hereby irrevocably submit to the jurisdiction of the courts of the United States of America located in the County of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.

         SECTION 8.07. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

         SECTION 8.08. Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 8.09. Entire Agreement. This Agreement, including all Exhibits and the Disclosure Schedule, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.

         SECTION 8.10. Counterparts. This Agreement may be executed and delivered (including by telecopier) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                           [Signature Page Follows]


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            INTEGRA LIFESCIENCES CORPORATION

                                            By: /s/ David B. Holtz

                                            RC ACQUISITION CORPORATION

                                            By: /s/ David B. Holtz

                                            GWC HEALTH, INC.

                                            By: /s/ Thomas Lynch

                                            RYSTAN COMPANY, INC.

                                            By: /s/ Thomas Lynch